UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 10, 2011

iGATE Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction of Incorporation)

000-21755	25-1802235
(Commission File Number)	(IRS Employer Identification No.)

6528 Kaiser Drive, Fremont, CA	94555
(Address of Principal Executive Offices)	(Zip Code)

(510) 896-3015

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 10, 2011 (the “Closing Date”), iGATE Corporation (the “Company”) entered into a revolving credit agreement (the “Revolver”) for a five year unsecured revolving credit facility with the lenders named therein and DBS Bank Ltd., Singapore, as administrative agent.

The Revolver has a commitment amount of $50.0 million. The Revolver will mature five years after the Closing Date. The Company’s obligations under the Revolver are guaranteed by certain of its material domestic subsidiaries. The Revolver contains customary representations and warranties, events of default and affirmative and negative covenants, and does not contain any financial covenants.

No drawings were made under the Revolver on the Closing Date. After the Closing Date, the Revolver will be available on a revolving basis to finance the working capital needs and general corporate purposes of iGate and its subsidiaries.

The foregoing description of the Revolver does not propose to be complete and is qualified in its entirety by reference to the full text of the Revolver, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item. 2.01	Completion of Acquisition or Disposition of Assets.

On May 12, 2011, the Company completed the previously announced acquisition (the “Patni Acquisition”) of a majority stake in Patni Computer Systems Limited (“Patni”). The Patni Acquisition marks the completion of the buyout of Patni’s principal stockholders, Narendra Patni, Ashok Patni, Gajendra Patni and General Atlantic Mauritius Limited, and the mandatory open offer to the public shareholders of Patni to purchase up to 20.0% of the outstanding share capital of Patni on a fully diluted basis (the “MTO”). The MTO was fully subscribed giving the Company a majority stake of approximately 83% in Patni. The Patni Acquisition was valued at approximately $1.22 billion. The Patni Acquisition was funded by using (i) cash provided by the Company, (ii) the proceeds from the previously announced issuance of newly designated 8.00% Series B Convertible Participating Preferred Stock, no par value per share, to Viscaria Limited, a company backed by funds advised by Apax Partners LLP, and (iii) the proceeds of the previously announced private placement of $770,000,000 aggregate principal amount of 9% senior notes due 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 12, 2011, the Company’s Compensation Committee granted new performance-based restricted stock awards (PRSAs) to certain senior officers. The PRSAs will vest only if the Company meets specified adjusted EBITDA targets during any trailing twelve-month period during the performance period, which begins on January 1, 2011 and ends on December 31, 2015.

The target PRSAs granted to the named executive offers are as follows: Phaneesh Murthy (260,000); Sean Suresh Narayanan (88,000); Sujit Sircar (88,000); Srinivas Kandula (88,000).

The target number of PRSAs will vest if the Company achieves an adjusted EBITDA of $400 million (“Target EBITDA”) during the performance period. No PRSAs will vest if the Company fails to achieve Target EBITDA at any time within the performance period. A maximum of two times the target number of PRSAs will vest if the Company achieves an adjusted EBITDA of $500 million at any time within the performance period.

On May 12, 2011, the Compensation Committee also granted restricted stock awards (RSAs) to certain senior officers. Twenty-five percent of the RSAs will vest on May 12, 2013, 25% will vest on May 12, 2014 and the remaining 50% will vest on May 12, 2015.

The RSAs granted to the named executive officers are as follows: Phaneesh Murthy (65,000); Sean Suresh Narayanan (22,000); Sujit Sircar (22,000); Srinivas Kandula (22,000).

Item 8.01	Other Events

On May 12, 2011, the Company announced that it had completed the previously announced Patni Acquisition. A copy of the press release making this announcement is attached hereto as Exhibit 99.1, and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

Financial statements relating to the Patni Acquisition are not included in this Current Report on Form 8-K, and to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K must be filed.

(b) Pro Forma Financial Information.

Pro forma financial information relating to the Patni Acquisition is not included in this Current Report on Form 8-K, and to the extent required by this Item 9.01, will be filed by amendment to this Current Report on Form 8-K within seventy-one (71) calendar days from the date that this Current Report on Form 8-K must be filed.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of May 10, 2011, among iGATE Corporation, as borrower, DBS Bank Ltd., Singapore, as administrative agent, and the other lenders named therein.

99.1	iGATE Corporation press release dated May 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iGATE CORPORATION

By:	/s/ Mukund Srinath
Name:	Mukund Srinath
Title:	Corporate Secretary

May 16, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of May 10, 2011, among iGATE Corporation, as borrower, DBS Bank Ltd., Singapore, as administrative agent, and the other lenders named therein.

99.1	iGATE Corporation press release dated May 12, 2011